UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2013

PennyMac Mortgage Investment Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34416	27-0186273
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of Principal Executive Offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2013, PennyMac Mortgage Investment Trust (the “Company”), through its wholly-owned subsidiary, PennyMac Mortgage Investment Trust Holdings I, LLC (“PMITH”), amended the terms of its master repurchase agreement, dated March 29, 2012, by and among Credit Suisse First Boston Mortgage Capital LLC (“CSFB”) and PMITH, the Company and PennyMac Operating Partnership, L.P. (the “Operating Partnership”) (the “PMITH Repurchase Agreement”), to provide for the financing of a discrete pool of jumbo mortgage loans (the “Jumbo Pool”) acquired by another of the Company’s wholly-owned subsidiaries, PennyMac Corp. (“PMC”), from a large money-center bank.

Under the terms of the amendment, CSFB agreed to finance the Jumbo Pool in accordance with the terms of the PMITH Repurchase Agreement; provided, however, that the aggregate purchase price of the Jumbo Pool, during the term of the financing, will not be counted for purposes of determining the maximum available purchase price under the PMITH Repurchase Agreement or under that certain Amended and Restated Master Repurchase Agreement, dated as of June 1, 2013, by and among CSFB and PMC, the Company and the Operating Partnership.

The aggregate unpaid principal balance of the Jumbo Pool was approximately $393 million at the time of financing, and the maturity date with respect to each mortgage loan in the Jumbo Pool is October 15, 2013. The obligations of PMITH are fully guaranteed by the Company and the Operating Partnership, and the mortgage loans in the Jumbo Pool are serviced by an affiliate of the Company, PennyMac Loan Services, LLC, pursuant to the terms of the PMITH Repurchase Agreement.  All other terms and conditions of the PMITH Repurchase Agreement remain the same in all material respects.

Other material terms of the PMITH Repurchase Agreement and related guaranty are described more fully in the Company’s Current Report on Form 8-K filed on April 4, 2012, and the full text of the PMITH Repurchase Agreement and the related guaranty were filed with such report as Exhibits 1.1 and 1.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

/s/ Anne D. McCallion

Dated: August 8, 2013	Anne D. McCallion
Chief Financial Officer